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                                     FOR IMMEDIATE RELEASE

                                     Contact: Christopher J. Eperjesy
				(262) 638-4343


        TWIN DISC, INC., ANNOUNCES RETIREMENT OF MICHAEL H. JOYCE

     RACINE, WISCONSIN-January 24, 2006-Twin Disc, Inc. (NASDAQ: TWIN), announced today that Michael H. Joyce (65), President - Chief Operating Officer has elected to retire effective July 31, 2006. He will also resign from the Board of Directors on the same date.

     Michael E. Batten, Chairman - Chief Executive Officer stated, "During his 15 years with Twin Disc, Mike has consistently provided strong leadership for our operations and insightful counsel to me. His broad knowledge and expertise in business has helped make significant improvements in our operating performance and has facilitated our Company's growth." He added, "Mike has been a valued mentor to several members of our executive team and we all will miss his contributions in the future."

     Mr. Joyce's retirement is part of a Board supported multi-year succession plan. During this next phase, while Mr. Batten will take on the title of President in addition to Chairman - Chief Executive Officer, Messrs. James Feiertag, Executive Vice President, in charge of North American operations and global Transmission and Industrial Sales and Marketing and John Batten, Executive Vice President in charge of European Operations and global Marine Propulsion Sales and Marketing, will assume full operating responsibilities in their respective areas. The remaining officer team that reported to Mr. Joyce will report to Mr. Michael Batten.

     Mr. Christopher Eperjesy, Vice President - Finance, Secretary and Chief Financial Officer will continue to report to the Chairman - CEO.

Twin Disc, Inc. designs, manufactures and internationally distributes heavy-duty off-highway power transmission equipment for the construction, industrial, government, marine, agricultural and energy and natural resources markets.

     This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company's most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any person that the results expressed therein will be achieved.